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                                                                    Exhibit 8.2

                       [HUGHES HUBBARD & REED LLP LETTERHEAD]


                                     July 6, 2000


Southern Union Company
504 Lavaca Street
Suite 800
Austin, Texas 78701


Ladies and Gentlemen:

       Reference is made to the Registration Statement of Southern Union Company, a Delaware corporation ("SUG"), on Form S-4 (the "Registration Statement"), as amended or supplemented through the date hereof, and the proxy statement/prospectus included therein to be sent to stockholders of Fall River Gas Company, a Massachusetts corporation ("Fall River") (the "Fall River Proxy Statement/Prospectus"), relating to the merger (the "Fall River Merger") of Fall River with and into SUG.

     We have participated in the preparation of the discussions set forth in the section of the Fall River Proxy Statement/Prospectus entitled "The Merger -- Significant U.S. Federal Income Tax Consequences of the Merger." In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Fall River Merger, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us contained in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       /s/ HUGHES HUBBARD & REED LLP